                                                Filed Pursuant to Rule 424(b)(3)
                                                Under The Securities Act of 1933
                                                      Registration No. 333-20975


PROSPECTUS


                                 500,000 SHARES
                                       OF
                               KOGER EQUITY, INC.
                                  COMMON STOCK

                                ----------------

                           DIVIDEND REINVESTMENT PLAN

                                ----------------

         The Dividend Reinvestment Plan (the "Plan") of Koger Equity, Inc. (the "Company") provides holders of shares of the Company's Common Stock (the "Common Stock") with a simple and convenient method of purchasing additional shares of the Common Stock without payment of any brokerage commission or service charge. Owners of shares of Common Stock, either of record and/or in a dividend reinvestment account, may participate in the Plan.

         Participants in the Plan may have all or a part of their cash dividends on their shares of the Company's Common Stock automatically reinvested.

         The price of shares of Common Stock purchased pursuant to the Plan will be the price paid by the Plan Administrator in the open market or in negotiated transactions or based on the market price when shares are purchased from the Company.

             NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
            STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
               OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR
             ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

         This Prospectus relates to 500,000 shares of Common Stock of the Company registered for purchase under the Plan. These shares have been listed, or approved for listing, when issued, for trading on the New York Stock Exchange. It is suggested that this Prospectus be retained for future reference.

                The date of this Prospectus is October 31, 2001.


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

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company files annual, quarterly, and current reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). The SEC allows the Company to "incorporate by reference" the information it files with the SEC. This means that the Company can disclose information to you by referring you to those documents. Information incorporated by reference is part of this Prospectus. Later information filed with the SEC updates and supersedes this Prospectus. Until this offering is completed, the Company incorporates by reference into this Prospectus the documents listed below which are filed with the SEC under File No. 1-9997 pursuant to Sections 12(b), 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"):

         (1) Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         (2) Proxy Statement, dated April 20, 2001, relating to the Company's Annual Meeting of Shareholders held on May 23, 2001;

         (3) Quarterly Reports on Form 10-Q for the periods ended March 31, and June 30, 2001;

         (4)      Current Report on Form 8-K, dated August 23, 2001; and

         (5) Description of the shares of Common Stock contained in the Company's registration statement filed pursuant to Section 12(b) of the Exchange Act and any amendment thereto or reports filed for the purpose of updating such description.

                WHERE TO FIND INFORMATION CONCERNING THE COMPANY

         You may read a copy of any document the Company files with the SEC at its Public Reference Rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The SEC's Public Reference Room in Washington, D.C. is at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site that contains reports, proxy and information statements and other information regarding the Company that is filed electronically with the SEC, and the address of that site is http://www.sec.gov. You may also inspect the Company's SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information as of particular dates concerning directors and officers of the Company, their remuneration, and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to shareholders of the Company and filed with the SEC.


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

         The Company has filed with the SEC a registration statement on Form S-3, File No. 333-20975, (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement.

         The Company will provide you without charge upon written or oral request, a copy of all of the information incorporated by reference into this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). You may request a copy of these documents, other than exhibits, and additional information concerning the Plan described in this Prospectus and its administration by contacting:

                           Pamela K. Walker
                           Koger Equity, Inc.
                           8880 Freedom Crossing Trail, Suite 101
                           Jacksonville, Florida  32256-8280
                           Telephone Number (904) 538-8871

You may also obtain information concerning the Company at its internet address which is www.koger.com.


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

                                  THE COMPANY

GENERAL

         The Company is a self-administered and self-managed equity REIT which develops, owns, operates and manages suburban office centers in the southeastern and southwestern United States. As of June 30, 2001, the Company's portfolio consisted of 192 office buildings in 20 office centers and four freestanding buildings located in 13 metropolitan areas throughout the Southeast and Southwest. The Office Buildings contained approximately 10.85 million rentable square feet and were on average 88% leased as of June 30, 2001.

         The principal executive offices of the Company are located at 433 Plaza Real, Suite 335, Boca Raton, Florida 33432, and its telephone number is (561) 395-9666. Unless the context indicates otherwise, references in this Prospectus to the Company include all of the Company's subsidiaries.

RECENT DEVELOPMENTS

         On August 23, 2001, the Company entered into an agreement to sell select non-core assets to AREIF II Realty Trust, Inc. ("AREIF"), an affiliate of Apollo Real Estate Advisors, LP, for a total price in excess of $300 million, including cash of $208.3 million and the exchange of Apollo's approximately 20 percent equity interest in the Company of 5.73 million shares of its Common Stock. Included in the sale are ten properties comprising 75 suburban office buildings and one retail center containing over 3.9 million rentable square feet. The Company will retain an interest in the assets sold of a 20 percent participation in the net cash flow after AREIF has received a 15 percent internal rate of return on its equity investment. The sale is expected to result in a tax gain of approximately $33.3 million, with a closing scheduled for December, 2001.

         The net cash proceeds from this sale are expected to be used to fund strategic investment opportunities in higher-growth markets, repay debt and fund a one-time special gain distribution to shareholders. The per share amount of the one-time special gain distribution will vary depending upon the final amount of the gain and the number of shares outstanding at the record date of the dividend, but is anticipated to be approximately $1.50, based on a share price of $16.50. The Company will continue to manage the disposed assets and receive a standard property management fee after the transaction closes.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

         Certain matters discussed in this Prospectus may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Koger Equity, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are set forth as risk factors in the Company's SEC reports and filings, including its annual report on Form 10-K. Included among these factors are changes in general economic conditions, including changes in the economic conditions affecting industries in which its principal tenants compete; its ability to timely lease or re-lease space at current or anticipated rents; its ability to achieve economies of scale over time; the demand for tenant services beyond those traditionally provided by landlords; changes in interest rates; changes in operating costs; its ability to attract and retain high-quality personnel at a reasonable cost in a highly competitive labor environment; future demand for its debt and equity securities; its ability to refinance its debt on reasonable terms at maturity; and its ability to complete current and future development projects on schedule and on budget. Many of these factors are beyond the Company's ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements contained or incorporated by reference herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                           DIVIDEND REINVESTMENT PLAN

DESCRIPTION OF THE PLAN

         The following is a description of the provisions of the Plan in a question and answer format and constitutes the terms of the Plan.

PURPOSE

1. What is the purpose of the Plan?

         The purpose of the Plan is to provide all record owners of shares of the Company's Common Stock with a simple and convenient way to invest all or a part of their cash dividends in shares of Common Stock without payment of any brokerage commission or service charge. The shares of Common Stock will be purchased by the Plan Administrator, either in the open market or negotiated transactions or directly from the Company from its authorized but unissued Common Stock or from shares held as Company treasury stock.

ADVANTAGES

2. What are the advantages of the Plan?

         The Plan provides shareholders of record with a convenient, systematic method of purchasing additional shares of the Company's Common Stock. Participants in the Plan may: (a) purchase shares of Common Stock with reinvested dividends; (b) have dividends invested in Common Stock without any charges for brokerage commissions or record keeping; (c) derive full investment use of funds, as the Plan provides for fractions of shares to be credited to Participants' accounts; and (d) protects against the loss, theft or destruction of stock certificates through the Plan's safekeeping feature for both Plan shares and any certificated shares held by the participant. In addition, cumbersome safekeeping requirements and record keeping costs are eliminated through the free custodial service and reporting provisions of the Plan.

ADMINISTRATION

3. Who administers the Plan?

         Wells Fargo Bank Minnesota, N.A. (the "Plan Administrator"), St. Paul, Minnesota, or such other bank or trust company as the Company may from time to time designate as Plan Administrator for the participating shareholders, administers the Plan for Participants, keeps records, sends Statements of Accounts to Participants and performs other duties relating to the Plan. The Plan Administrator purchases shares of Common Stock and credits the shares to the accounts of the individual Participants. Shares of Common Stock purchased under the Plan will be registered in the name of the Plan Administrator (or its nominee) and held by the Plan Administrator for each Participant in the Plan.

         Any questions or correspondence should be directed to:

                  Wells Fargo Bank Minnesota, N.A.
                  Shareowner Services
                  P.O. Box 64856
                  St. Paul, MN 55164-0856
                  Telephone Number - (800) 468-9716

PARTICIPATION

4. Who is eligible to participate?

         All record holders of Common Stock may become Participants in the Plan. A record holder may participate in the Plan with respect to all or any portion of the shares of the Common Stock registered in his or her name ("Participating Shares"). To be eligible to participate in the Plan, a beneficial owner whose shares are held in a name other than his or her own (e.g., in the name of a broker or bank nominee) must either (i) become a shareholder of record by having such shares transferred into his or her name, or (ii) make appropriate arrangements with his or her nominee to participate on behalf of the beneficial owner. Otherwise, those beneficial owners who are not holders of record of Participating Shares will not be eligible to participate in the Plan. The Company reserves the right to refuse to permit a broker, bank nominee or other record holder to participate in the Plan if the terms of such participation would, in the Company's judgment, result in excessive cost or burden on the Company. In addition, the Company may refuse participation in the Plan to shareholders residing in states whose securities laws do not exempt offers and sales pursuant to the Plan from registration.

5. How does an Eligible Shareholder participate?

         An Eligible Shareholder may elect to become a participant in the Plan ("Participant") by returning to the Plan Administrator a properly completed Authorization Card. The completed Authorization Card appoints the Plan Administrator as agent for the Participant and:

         (a) authorizes the Company to pay to the Plan Administrator for the Participant's account all or a part of their cash dividends payable on the Common Stock which the Participant has enrolled in the Plan; and

         (b) authorizes the Plan Administrator as agent to retain for credit to the Participant's account any cash dividends and any shares of Common Stock distributed as non-cash dividend or otherwise on the shares of Common Stock purchased pursuant to the Plan ("Plan Shares") and credited to the Participant's account, and to distribute to the Participant any other non-cash dividend paid on such Plan Shares; and

         (c) authorizes the Plan Administrator as agent to apply such cash dividends to the purchase of shares of Common Stock in accordance with the terms and conditions of the Plan.

6. When may an Eligible Shareholder join the Plan?

         An Eligible Shareholder may join the Plan at any time. Once you become a Participant in the Plan, you will remain a Participant until you discontinue your participation or until all shares are removed from your Plan Account.

         If an Authorization Card specifying reinvestment of dividends is received by the Plan Administrator on or before the fifth business day preceding the record date established for a particular dividend, reinvestment will commence with that dividend.

         Dividend payment dates are anticipated to be in February, May, August and November each year. The record date is usually the last day of the previous calendar quarter end. Actual dividend record and payment dates are established by the Company's Board of Directors.

         If the Authorization Card is received after the fifth business day preceding the record date established for a particular dividend, then the reinvestment of dividends may not begin until the dividend payment date following the next record date, as applicable.

7. What does the Authorization Card provide?

         The authorization Card provides for the purchase of additional shares of Common Stock through the following investment option:

         The Dividend Reinvestment feature directs the Plan Administrator to invest, in accordance with the Plan, your cash dividends on all or a part of the shares, as you direct, then or subsequently registered in your name, and on all shares held for your benefit in your Plan account.

         Cash dividends on all of the shares held by the Plan Administrator in your account under the Plan will be reinvested in accordance with the Plan.

8. How does a Participant specify the amount of dividends to be reinvested in additional shares and the amount of dividends to be paid in cash?

         The Authorization Card provides all Participants with the option of allocating the dividends earned on their shares of record so that a portion of the dividends will be applied to the Plan to purchase additional shares and a portion of the dividends will be paid to the shareholder by check.

9. What dividends will be credited to the Participant's Plan account?

         After timely receipt of the properly completed Authorization Card, the Plan Administrator, as agent for the Participant, will open an account under the Plan and will credit to such account:

         (a) all cash dividends received by the Plan Administrator from the Company on those shares of Common Stock registered in the Participant's name and specified by the Participant to be enrolled in the Plan;

         (b) all cash dividends received by the Plan Administrator on any full or fractional Plan Shares credited to the Participant's account;

         (c) all full or fractional Plan Shares purchased for the Participant's account after making appropriate deduction for the purchase price of such shares;

         (d) any shares of Common Stock distributed by the Company as a dividend or otherwise on Plan Shares credited to the Participant's account; and

         (e) any shares of Common Stock transferred by the Participant pursuant to the Plan.

10. How may a Participant change investment features under the Plan?

         As a Participant, you may change your participation in the dividend reinvestment feature at any time by completing a new Authorization Card and returning it to the Plan Administrator.

COSTS

11. Are there any expenses to Participants in connection with purchases under the Plan?

         Participants will incur no brokerage commissions or service charges for the purchases made under the Plan. All costs of administration of the Plan will be paid by the Company.

         If a shareholder's shares are registered in the name of a nominee or broker, such nominee or broker may charge a commission or fee in connection with the purchases under the Plan. Any such commissions or fees will be the responsibility of such shareholder.

         If a Participant requests that the Plan Administrator sell shares credited to his or her account under the Plan (as described in Question 18 below), the Participant would pay brokerage commissions and transfer taxes in connection with such sale.

PURCHASES

12. How many shares of Common Stock will be purchased for Participants?

         The number of shares to be purchased cannot be specified by the Participant since it depends on the amount of your dividends and the purchase price of the Common Stock. Your account will be credited with that number of shares, including fractions computed to three decimal places, equal to the total dividend to be invested divided by the purchase price per share.

13. When and at what price will shares of Common Stock be purchased under the Plan?

         Cash dividends credited to a Participant's account will be commingled with the cash dividends credited to all accounts under the Plan.

         In the case of purchases in the open market or in negotiated transactions, the price at which the Plan Administrator shall be deemed to have acquired shares for the Participant's account shall be the average price of all shares purchased by it as agent for all Participants with the proceeds of a single cash dividend.

         In the case of purchases from the Company, the price shall be the closing price of the Common Stock as reported on the New York Stock Exchange on the date of purchase.

         If shares are purchased in the open market and from the Company, the shares will be deemed to have been acquired at the average price of all shares purchased by the Plan Administrator. A Participant's account will be credited with fractional shares computed to three decimal places. All dividends will be held pending investment in a non-interest bearing account maintained by the Plan Administrator. Purchases of shares from the Company will be made by the Plan Administrator for a participant's account effective as of the close of business on the applicable dividend payment date. Purchases of shares in the open market will be made by the Plan Administrator on or as soon as reasonably practicable (and in no event later than 30 days) after the applicable dividend payment date, subject to all applicable federal securities laws and regulations and stock exchange rules and regulations. All open market purchases shall be made on such terms as to price, delivery or otherwise as the Plan Administrator may reasonably determine, and may be made through a brokerage firm affiliated with the Plan Administrator. Dividend and voting rights will commence with respect to Plan Shares upon settlement of the Plan Administrator's purchases under the Plan.

         The Company has directed Wells Fargo to process all purchases and sales for the Plan through Wells Fargo Brokerage Services, L.L.C.

         Wells Fargo Brokerage Services, L.L.C. has agreed to process all purchases and sales of shares for the Plan on a non profit basis and will charge fees only to the extent necessary to cover its cost in effecting the trade. In addition, no minimum fee will be applied to any transaction.

         If the Company elects to sell shares to the Plan Administrator, it must notify the Plan Administrator of its election to sell at least ten days prior to the investment date.

         Since purchase prices for the Common Stock are established on the dates of purchase, a shareholder loses any advantages otherwise available from being able to select the timing of investments. Shareholders should recognize that neither the Company nor the Plan Administrator can assure a profit or protect against a loss on shares of Common Stock purchased under the Plan. Neither the Company nor the Plan Administrator or its affiliates will have any liability to Participants in connection with the timing of purchases, the price at which shares are purchased or the failure to make purchases at any time because of applicable legal restrictions.


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

REPORTS TO PARTICIPANTS

14. What kind of reports will be sent to Participants in the Plan?

         As soon as practicable after each purchase, a Participant will receive a Statement of Account from Wells Fargo which shall include information concerning the effective purchase price and the number of shares acquired. These statements are a cumulative record of the shares purchased under the Plan and the last statement in each calendar year should be retained for tax purposes. In addition, each Participant will receive copies of the Company's annual and quarterly reports to shareholders, proxy statements and dividend income information for tax reporting purposes.

DIVIDENDS

15. Will Participants be credited with dividends on shares held in their accounts under the Plan?

         Yes. As the record holder for the shares held in Participants' accounts under the Plan, the Plan Administrator will receive dividends for all such shares held on the dividend record date, will credit such dividends to Participants' accounts on the basis of full and fractional shares held in these accounts, and will automatically reinvest such dividends in additional shares of Common Stock.

CERTIFICATES FOR SHARES

16. Will certificates be issued for shares of Common Stock purchased under the Plan?

         Unless requested, the Company will not issue to Participants certificates for shares of Common Stock purchased under the Plan. Your shares will be held in the name of the Plan Administrator or its nominee. The number of shares purchased for your account under the Plan will be shown on your Statement of Account. This feature protects against loss, theft or destruction of stock certificates.

         Certificates for any number of whole shares credited to your account under the Plan will be issued to you upon your written request. If you are reinvesting cash dividends with respect to the shares registered in your name, cash dividends with respect to shares withdrawn from your account will continue to be reinvested unless you thereafter submit a signed written request canceling or changing your dividend reinvestment participation. Dividends on any full or fractional share remaining in your account will also continue to be reinvested.

         The Company and Plan Administrator, at their discretion, may terminate any account which contains only a fraction of a share by paying the account holder the dollar value of such fractional share. Certificates for fractions of shares will not be issued.

         Accounts under the Plan will be maintained in the names in which certificates of the Participants were registered at the time the Participants entered the Plan. Should you want your shares reregistered or issued in a different name or should you want to change the name in which your account is maintained you must so indicate in a written request and comply with any applicable transfer requirements.

WITHDRAWAL OF SHARES IN PLAN ACCOUNTS

17. How may a Participant withdraw shares purchased under the Plan?

         You may withdraw all or a portion of the shares from your Plan account by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of whole shares to be withdrawn. Certificates for the whole shares of Common Stock so withdrawn will be issued to you. In no case will certificates for fractional shares be issued. If you are reinvesting dividends on shares registered in your name, dividends with respect to shares withdrawn from your account will continue to be reinvested unless you thereafter submit a signed written request canceling your participation in the dividend reinvestment feature of the Plan.

18. How may a Participant sell, pledge or assign shares held in the Plan?

         A Participant who desires to sell shares of Common Stock in a Plan account must request that certificates for such shares be issued in the Participant's name or, as an alternative, may request in writing, signed by all persons on that account, the Plan Administrator to sell whole shares credited to his or her account under the Plan. If a Participant requests that the Plan Administrator sell shares credited to his or her Plan account, the Plan Administrator will use its best efforts to make the sale in the open market within ten (10) trading days after receipt of the written request. The Participant will receive the proceeds of the sale minus any brokerage commissions and transfer taxes. No Participant has the authority or power to direct the date or sale price at which the Common Stock may be sold by the Plan Administrator under this alternative.

         Any written instructions that do not clearly indicate the whole number of shares to be sold, or that "all" Plan shares are to be sold, will be returned to the Participant with no action taken.

         A Participant who wishes to sell some or all of his or her shares in the Plan should be aware of the risk that the price of the Common Stock may decrease between the time that the Participant determines to sell shares in the Plan and the time that the sale is completed. This risk is borne solely by the Participant. No check for the proceeds of such sales will be mailed prior to the settlement of funds from the brokerage firm through which shares in the Plan are sold. Settlement is normally three business days after the sale of the shares.

         All information relating to the sale of shares in the Plan will be reported to the Internal Revenue Service pursuant to applicable legal requirements.

         A Participant may not pledge or assign shares credited to a Plan account. Any such purported pledge or assignment will be void. If a Participant wants to pledge or assign such shares, the Participant must request that a certificate for such shares be issued in the Participant's name.

19. May a Participant deliver certificates representing shares of Common Stock in his or her possession to the Plan Administrator for credit to his or her account maintained as part of the Plan?

         Yes. Interested Participants should request the necessary forms from the Plan Administrator.

20. What happens to the fraction of a share when a Participant withdraws all shares from the Plan?

         If a Participant's account contains a fractional share for which withdrawal is requested, the Plan Administrator will make a cash payment based on the sale price of the Common Stock on the date the fractional share is sold by the Plan Administrator. In order to terminate participation in the Plan, a Participant (or Participants if a joint registration) should send a written request to the Agent. A withdrawal/termination form is provided on the reverse side of the account statement for this purpose. This notice should be sent to the Plan Administrator at the address shown in Questions 3 and 30. Upon receipt of such request, the Plan Administrator shall promptly issue certificates for whole Shares held in such Participant's account under the Plan and the dividend reinvestment account will be closed. The Plan Administrator will accumulate fractional shares until a whole share is available to sell. The Plan Administrator will mail the withdrawing participant a check in the amount of the then current market price less any brokerage commissions or other sales costs of the participant's fractional Plan Share, generally no later than 15 days after the Participant's account is closed. The value of a fraction of a Share will be based upon the closing price of the Company's Common Stock on the New York Stock Exchange on the next business day following the day the withdrawal request is received by the Plan Administrator.

21. What happens to a Participant's Plan account if shares of Common Stock in the Participant's own name are transferred or sold?

         If you dispose of all shares of Common Stock registered in your own name, the Plan Administrator will continue to reinvest the dividends on the shares held in your Plan account until you notify the Plan Administrator that you wish to withdraw such shares from your account.

DISCONTINUANCE OF DIVIDEND REINVESTMENT

22. How does a Participant discontinue the reinvestment of dividends under the Plan?

         A Participant may discontinue participation under the Plan as to any or all of his or her participating shares by notifying the Plan Administrator in writing. A request to terminate participation in the Plan must be received by the Plan Administrator at least five business days prior to the next upcoming record date prior to a dividend payment date, in which case, all dividends thereafter will be paid in cash to the Participant. If the request to terminate participation in the Plan is received on or after such date, any cash dividend paid on the dividend payment date following such record date will be reinvested and credited to the Participant's account in accordance with the Participant's previous instructions under the Plan. The request to terminate will then be processed as promptly as possible following such dividend payment date and, thereafter, all dividends will be paid in cash to the Participant.

         If a Participant discontinues participation in the Plan as to all of his or her shares and less than five shares remain in such Participant's account, the Company shall have the right, but shall not be obligated, to issue certificates for such shares and liquidate any fractional interest in accordance with provisions of the Plan.

OTHER INFORMATION

23. What happens if the Company declares a stock split, issues a stock dividend or has a Common Stock rights offering?

         Any shares resulting from stock splits or stock dividends with respect to shares of Common Stock, both full and fractional, credited to Participants' Plan accounts, will be added to their accounts. Participation in any rights offering will be based upon both the shares of Common Stock registered in Participant's names and the shares (including fractional shares) credited to Participants' Plan accounts. Other securities and rights to subscribe received in respect of the shares held in the accounts of Participants will be sold by the Administrator and the proceeds distributed to the Participants.

24. How will a Participant's Plan shares be voted at a meeting of shareholders?

         All shares of Common Stock credited to your account under the Plan will be voted as you direct. If on the record date for a meeting of shareholders there are shares credited to your account under the Plan, you will be sent the proxy materials for such meeting. Shares held of record and shares held in your Plan account will be combined in a single proxy and all shares will be voted. You may then return the executed proxy to the proxy tabulating agent, in which event all of such shares will be voted as indicated. If you do not return an executed proxy, none of the shares will be voted.

25. What are the Federal income tax consequences of participation in the Plan?

         Under the current provisions of the Internal Revenue Code, of 1986, as amended (the "Code"), the purchase of shares of Common Stock under the Plan will generally result in the following federal income tax consequences:

         (a) A dividend on shares of Common Stock will be treated for federal income tax purposes as a dividend received by the shareholder notwithstanding that it is used to purchase additional Common Stock pursuant to the Plan. The full amount of cash dividends reinvested under the Plan represents dividend income to participating shareholders. In addition, the amount of any brokerage commissions, mark-ups or other fees or expenses incurred by the Company on behalf of a participating shareholder in connection with purchases on the open market, will also constitute a dividend to such shareholder for federal income tax purposes.

         (b) Dividends paid to corporate shareholders, including amounts taxable as dividends to corporate shareholders under (a) above, will not be eligible for the corporate dividends-received deduction under the Code.

         (c) A shareholder's tax basis in additional shares of Common Stock acquired under the Plan with reinvested dividends will be equal to the purchase price of such shares as of the date acquired. The shareholder's holding period for shares of Common Stock acquired will commence on the day following the date of purchase.

         (d) A shareholder will not realize any taxable income upon the receipt of a certificate for full shares credited to the shareholder's account. A shareholder will, however, recognize gain or loss when the shareholder sells or exchanges shares received from the Plan or when a fractional share interest is liquidated. Such gain or loss will equal the difference between the amount which the shareholder received for such fractional share interest or such shares and the tax basis therefor.

         In the case of participating shareholders whose dividends are subject to withholding of federal income tax, dividends will be reinvested less the amount of tax required to be withheld. See question 29.

         The above is intended only as a general discussion of the current federal income tax consequences of participation in the Plan. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE FEDERAL AND STATE INCOME TAX CONSEQUENCES (INCLUDING THE EFFECTS OF ANY CHANGES IN LAW) OF THEIR INDIVIDUAL PARTICIPATION IN THE PLAN.

         The Company intends to file information returns (IRS Form 1099-DIV) with respect to any participation in the Plan by a Participant. Such information returns will be accompanied by a letter from the Company containing information necessary to determine that portion of the dividend, and any other distributions paid to the Participant on account of his or her holdings of the Company's Common Stock, which are taxable as dividends and those portions which are in excess of the Company's current or accumulated earnings and profits and, therefore, are return of capital.

26. What is the responsibility of the Company and the Plan Administrator under the Plan?

         Neither the Company nor the Plan Administrator or its affiliates will be liable in administering the Plan for any act done in good faith or for any omission to act, including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death, the prices at which shares are purchased for the Participant's account, the times when purchases are made or fluctuations in the market value of the Common Stock.

         THE PARTICIPANT SHOULD RECOGNIZE THAT NEITHER THE COMPANY NOR THE PLAN ADMINISTRATOR OR ITS AFFILIATES CAN PROVIDE ANY ASSURANCE OF A PROFIT OR PROTECTION AGAINST LOSS ON ANY SHARES PURCHASED UNDER THE PLAN.

27. When will the Plan be discontinued or modified?

         The Company intends to continue the Plan indefinitely; however, it reserves the right to suspend or terminate the Plan at any time, without prior notice to the Participants. It also reserves the right to make modifications to the Plan. Participants will be notified of any such suspension, termination or modification as soon as practicable. The Company also reserves the right to terminate any Participant's participation in the Plan at any time.

28. How is the Plan to be interpreted?

         Any question of interpretation arising under the Plan will be determined by the Company and any such determination will be final.

29. What about domestic or foreign Participants in the Plan whose dividends are subject to income tax withholding?

         In the case of a shareholder who is participating in the Plan and whose dividends are subject to United States Income Tax Withholding, the Plan Administrator will purchase Common Stock in an amount equal to the net cash dividend after the deduction of taxes withheld. See question 25.

30. Where should correspondence regarding the Plan be directed?

         All correspondence concerning the Plan should be addressed as follows:

                   Wells Fargo Bank Minnesota, N.A.
                   Shareowner Services
                   P.O. Box 64856
                   St. Paul, MN 55164-0856
                   Telephone Number - (800) 468-9716

                                USE OF PROCEEDS

         Although it is intended that the shares of Common Stock purchased pursuant to the Plan be purchased in the open market or from sources other than the Company, shares may be purchased from the Company. The Company is unable to determine, and has no basis for estimating, either the number of shares of Common Stock that will be purchased from it under the Plan or the proceeds that will be received by the Company from the sale of such shares. The Company proposes to use the proceeds from the sales of Common Stock offered hereby for its general corporate purposes. See "The Company."

                          DESCRIPTION OF COMMON STOCK

         The Amended and Restated Articles of Incorporation of the Company (the "Restated Articles of Incorporation") authorize the issuance of up to 100,000,000 shares of Common Stock. As of June 30, 2001, there were 26,814,490 shares of Common Stock issued and outstanding, and the Company had reserved 4,027,887 shares of Common Stock for issuance upon the exercise of employee stock options and other awards. In addition, as of June 30, 2001, the Company held 2,774,868 shares of Common Stock in treasury. The Common Stock is listed on the New York Stock Exchange under the trading symbol KE.

         The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which this Prospectus relates. The statements below describing the Common Stock are in all respects subject to, and qualified in their entirety by, reference to the applicable provisions of the Company's Amended and Restated Articles of Incorporation, By-laws, as Amended and Restated, and Shareholder's Rights Plan.

         Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company (the "Board of Directors"), out of funds legally available therefor. Although the Company has not issued any of its authorized preferred stock, payment and declaration of dividends on the Common Stock and purchases of shares thereof by the Company would be subject to certain restrictions if the Company fails to pay dividends on any shares of preferred stock subsequently issued. Upon any liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding share of preferred stock. The Common Stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of Common Stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Holders of Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date. However, certain shareholders have preemptive rights pursuant to a contract with the Company. The outstanding Common Stock is, and, when issued, the Common Stock to be issued in connection with this Prospectus will be, fully paid and nonassessable.

         The transfer agent and registrar of the Common Stock is Wells Fargo Bank Minnesota, N.A., P.O. Box 64856, St. Paul, MN 55164-0856, Attention:
Shareowner Services, Telephone Number - (800) 468-9716.

         The Company sends to its shareholders annual reports including financial statements audited by independent public accountants and quarterly unaudited interim financial reports.

                                 LEGAL OPINION

         The validity of the Common Stock is being passed upon for the Company by Boling & McCart, a professional association, 1000 Riverside Avenue, Suite 555, Jacksonville, Florida 32204, counsel for the Company. At August 2, 2001, a member of Boling & McCart owned beneficially 1,647 shares of the Company's Common Stock.

                                    EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         With respect to the unaudited interim financial information for the periods ended March 31, 2001, and June 30, 2001, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, and June 30, 2001, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                      SEC POSITION ON INDEMNIFICATION FOR
                             SECURITIES LIABILITIES

         The Company's Amended and Restated Articles of Incorporation provide that the Company shall indemnify its officers and directors to the fullest extent permitted by the General Corporation Law of the State of Florida (predecessor statute to the Florida Business Corporate Act) as now or hereafter in force, including the advance of expenses and reasonable counsel fees.

         Florida law provides that a director, officer, agent and employee of a corporation or its subsidiaries or other affiliates may be indemnified under certain conditions by the corporation against expenses, including attorney's fees, incurred in connection with civil, criminal, administrative or investigative proceedings.

         The Company has also entered into an Indemnification Agreement with each of its directors and executive officers whereby the Company has the affirmative obligation to indemnify such directors and officers to the fullest extent permitted by law including the cost of enforcing the Indemnity Agreement. In addition, the Company carries directors and officers liability insurance.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors and officers and controlling persons of the Company pursuant to the provisions referred to in
Item 15 of the Registration Statement, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

===============================================================================

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date thereof.

                               -----------------
                               TABLE OF CONTENTS

                                                    Page
                                                    ----
Incorporation of Certain
         Documents by Reference ..................    2
Where To Find Information
         Concerning The Company ..................    2
The Company ......................................    4
         General .................................    4
         Recent Developments .....................    4
Cautionary Statement Concerning
         Forward-Looking Statements ..............    5
Dividend Reinvestment Plan .......................    6
         Description of the Plan .................    6
         Purpose .................................    6
         Advantages ..............................    6
         Administration ..........................    7
         Participation ...........................    7
         Costs ...................................   10
         Purchases ...............................   10
         Reports to Participants .................   12
         Dividends ...............................   12
         Certificates for Shares .................   12
         Withdrawal of Shares in
         Plan Accounts ...........................   13
         Discontinuance of Dividend
         Reinvestment ............................   15
         Other Information .......................   15
Use of Proceeds ..................................   18
Description of Common Stock ......................   18
Legal Opinion ....................................   19
Experts ..........................................   20
SEC Position on Indemnification
         For Securities Liabilities ..............   21

                                 500,000 SHARES

                            [KOGER EQUITY, INC. LOGO]

                                  COMMON STOCK


                            OFFERED PURSUANT TO ITS
                           DIVIDEND REINVESTMENT PLAN


                                   ----------

                                   PROSPECTUS

                                   ----------



                                October 31, 2001



                                   ----------



================================================================================